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                                  Exhibit 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of VoiceStream Wireless Corporation of our report dated February 21, 2000, except for Note 21 for which the date is February 25, 2000, relating to the consolidated financial statements of Omnipoint Corporation as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999, which appears in the Form 8-K of VoiceStream Wireless Corporation dated September 29, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
     Boston, MA

February 6, 2001